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Exhibit 5.1

        [GILMORE & BELL LETTERHEAD]

November 15, 2002

EPIQ Systems, Inc.
501 Kansas Avenue
Kansas City, Kansas 66105-1309

    Re:
    EPIQ Systems, Inc. Registration Statement on Form S-3
    Reg. No. 333-    (the "Registration Statement")

Dear Sir/Madam:

        You have requested our opinion as counsel to EPIQ Systems, Inc., a Missouri corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement relating to 2,000,000 shares of the Company's common stock, registered by the Company (the "Shares").

        In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, and such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

        Based upon the foregoing, we are of the opinion as follows:

  1.
  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Missouri.

  2.
  The Shares covered by the Registration Statement constitute the validly issued, fully paid and non-assessable shares of capital stock of the Company.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Counsel" in the prospectus that is a part thereof.

Very truly yours,
/s/ Gilmore & Bell, P.C.

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  Exhibit 5.1